Exhibit 3.1

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

BYLAWS
OF

VSEE HEALTH, INC.

(a Delaware corporation)

This Amendment No. 1 to the Bylaws (the “Bylaws”) of VSEE Health, Inc., a Delaware corporation (the “Corporation”), is effective as of December 17, 2025.

WHEREAS, the Board of Directors of the Corporation has approved by unanimous written consent the Amendment No. 1 to the Bylaws as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Bylaws are hereby amended as follows:

Section 1.6 of the Bylaws entitled “Quorum” is hereby amended and restated in its entirety to read as follows:

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of more than one third (33.33%) of the voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of more than one third (33.33%) of the voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

RESOLVED, except as modified by this Amendment No. 1 to the Bylaws, the rest of the Bylaws remain unchanged and, as modified, continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be signed by its Co-Chief Executive Officer as of the date first written above.

Date: December 17, 2025	VSEE HEALTH, INC.

	By:	/s/ Milton Chen
	Name:	Milton Chen
	Title:	Co-Chief Executive Officer